Exhibit 99.1

Apartment Investment and Management Company Announces

Election Results for Special Dividend

DENVER, CO, December 1, 2020 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) today announced the results of the stockholders’ elections relating to the special dividend of $8.20 per outstanding share of common stock as of the close of business on November 4, 2020 (the “Record Date”). The aggregate amount payable in the special dividend consists of approximately $121.8 million in cash (the “Cash Amount”) and 35,386,723 shares of common stock (without giving effect to cash paid in lieu of fractional shares), and was payable after the close of business on November 30, 2020. For purposes of determining the number of shares issued in the special dividend, Aimco determined the volume weighted average trading price of a share of Aimco common stock during the 10 trading day period ending at the close of business on November 24, 2020, which is $30.98.

Until November 20, 2020, stockholders of record as of the Record Date had the opportunity to elect to receive payment of the special dividend in all cash or in all stock, subject to proration as described below if either option was oversubscribed. Stockholders who did not properly make an affirmative election in respect of all of the shares of common stock owned by them as of the Record Date were deemed to have elected to receive all cash. As the total cash elections (including deemed cash elections) exceeded the Cash Amount, each stockholder who made a cash election (including deemed cash elections) will receive a pro rata portion of the Cash Amount, and will receive the remaining portion of the special dividend in shares of common stock.

Summarized results of the dividend elections are as follows:

•	Holders of 118,349,437 shares who elected to receive the special dividend in all cash or who made no election will receive $1.02924 per share in cash and $7.17076 per share in common stock.

•	Holders of 30,199,002 shares who elected to receive the special dividend in all shares will receive $8.20 per share in common stock.

Cash will be paid in lieu of fractional shares so that stockholders receive a whole number of shares of common stock.

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About Aimco

Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located throughout the United States. Aimco is one of the nation’s largest owners and operators of apartments with 125 communities in 17 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol “AIV” and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

Contact:

Matt Foster, Director, Investor Relations

Investor Relations

(303) 793-4661

investor@aimco.com